UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 5, 2025

Date of Report (date of earliest event reported)

Salesforce, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Salesforce Tower

415 Mission Street, 3rd Fl

San Francisco, California 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CRM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2025, Salesforce, Inc. (the “Company” or “Salesforce”) announced the appointment of Robin Washington to serve as the Company’s President and Chief Operating and Financial Officer, effective as of March 21, 2025 (the “Effective Date”). Ms. Washington, age 62, has served as a member of the Salesforce Board of Directors (the “Board”) since 2013, and Lead Independent Director since 2022, playing a critical role in Salesforce’s financial and strategic evolution. Ms. Washington will continue serving on the Board in her new role. Ms. Washington served as an advisor to Gilead Sciences, Inc., a biopharmaceutical company, from November 2019 to March 2020 and, prior to that, as its EVP and CFO from February 2014 to November 2019 and as SVP and CFO from May 2008 to January 2014. Prior to Gilead, Ms. Washington served as CFO of Hyperion Solutions, an enterprise software company, and as Corporate Controller, Corporate Treasurer and in other executive positions at PeopleSoft, Inc., a provider of enterprise application software. Ms. Washington currently serves on the board of directors of Alphabet Inc., Honeywell International Inc., and Vertiv Holdings Co. Ms. Washington is a certified public accountant and received her B.A. in business administration from the University of Michigan and an M.B.A. from Pepperdine University.

In connection with her appointment as President and Chief Operating and Financial Officer, on February 5, 2025, the Company entered into an offer letter with Ms. Washington (the “Offer Letter”) that provides for an initial base salary of $1,100,000 and an annual bonus target of 175% of base salary. Subject to Compensation Committee approval, the Company also intends to grant Ms. Washington restricted stock units with a grant date value of $9,000,000 and performance-based restricted stock units with a target grant date value of $9,000,000. These equity awards will be subject to the Company’s standard vesting provisions. In addition, to compensate Ms. Washington for unvested equity awards and other compensation that will be forfeited in connection with her appointment, she will receive a cash sign-on bonus of $8,500,000, to be paid soon after the Effective Date. The sign-on bonus is subject to pro-rata repayment if she resigns or her employment is terminated by the Company for Cause (as defined in the Offer Letter) on or prior to the second anniversary of the Effective Date. If Ms. Washington’s employment is terminated by the Company without Cause (as defined in the Offer Letter), she will be entitled to receive cash severance equal to the sum of her annual base salary and target bonus, payable in twelve monthly installments following termination, subject, in each case, to her execution and non-revocation of a release of claims in favor of the Company. Ms. Washington will also be eligible to participate in the compensation and benefit programs generally available to senior executives of the Company.

The Company also intends to enter into its standard form of change of control and retention agreement applicable to non-CEO Section 16 officers and its standard form of indemnification agreement with Ms. Washington. There are no arrangements or understandings between Ms. Washington and any other persons pursuant to which she was selected as an officer, she has no family relationships with any of the Company’s directors or executive officers and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

After 25 years of exemplary service, Brian Millham announced that he will be retiring from the Company. Mr. Millham will step down from his role as the Company’s President and Chief Operating Officer as of the Effective Date, and will serve as an employee advisor until May 1, 2025. Thereafter, Mr. Millham will transition to a non-employee advisor, pursuant to the terms set forth in the retention agreement between the Company and Mr. Millham dated February 10, 2021 (the “Retention Agreement”). Mr. Millham will not receive any remuneration for his services as an advisor other than continued vesting of his option and RSU awards in accordance with the Retention Agreement and the terms of those awards. Any unvested performance-based restricted stock units will be forfeited when he transitions to a non-employee advisor.

Amy Weaver, the Company’s current Chief Financial Officer, has agreed to remain in her position until Ms. Washington assumes the role of President and Chief Operating and Financial Officer on the Effective Date. The transition agreement with Ms. Weaver dated August 28, 2024 setting forth the terms of Ms. Weaver’s transition arrangements has been amended to reflect this extension of service.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated February 5, 2025, between Salesforce, Inc. and Robin Washington

99.1	Press Release, dated February 5, 2025

104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2025	Salesforce, Inc.

/s/ Sabastian Niles
Sabastian Niles
President and Chief Legal Officer